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                                                                Exhibit 10.21(b)



                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

         This Amendment No. 2 To Employment Agreement (the "AMENDMENT") is entered into as of this 2nd day of December, 1999 by and between The Penn Traffic Company (the "COMPANY") and Joseph V. Fisher ("EXECUTIVE").

         WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer pursuant to an Employment Agreement entered into as of October 30, 1998 (the "EMPLOYMENT AGREEMENT");

         WHEREAS, the Company, on June 29, 1999, consummated the
"pre-negotiated" plan of reorganization (the "PLAN") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C.ss. 101 et seq., (the "BANKRUPTCY COde");

         WHEREAS, as part of the Plan, on June 29, 1999, the Company and Executive executed an amendment to the Employment Agreement; and

         WHEREAS, the Company and Executive desire to further amend the Employment Agreement in order to provide Executive with additional stock options and to provide for certain payments upon a change of control.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Section 4(e) of the Employment Agreement shall be modified by adding the following language after the end of the second sentence:

         "In addition, Executive shall be granted as of September 22, 1999, options to purchase 140,000 shares of the Common Stock with an exercise price equal to $8.75 per share. Such options shall vest 20% as of September 22, 1999, and 20% on each of the four anniversaries thereof. Such options generally must be exercised on or before the tenth anniversary of such date. A copy of the Award Agreement for such options is attached hereto as EXHIBIT B."


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         2. Section 11(a) shall be amended by adding the following language to the end thereof:

                  "In addition, if a Section 11(c) Change of Control (as defined below) occurs on or before the Determination Date (as defined below) but following such termination, then notwithstanding the termination of this Agreement by the Company for any reason other than Cause (or by the Executive for Good Reason), the Company shall, in addition to the payments required pursuant to this Section 11(a), make the Change of Control Payment as provided in Section 11(c) on the dates provided in such section, LESS the amount of Base Salary to be paid by the Company to Executive pursuant to this Section 11(a) with respect to any period following the date the Change of Control Payment is made until the end of the Term."

          3. The third sentence of Section 11(b) shall be deleted and replaced in its entirety with the following:

                  "For purposes of this Agreement, "Change of Control" shall mean the occurrence of any event where (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
                  Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or securities representing 50% or more of the combined voting power of the Company's voting stock, (ii) the Company consolidates with or merges into another person or conveys, transfers, sells or leases all or substantially all of its assets to any person, or any person consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction between the Company and its wholly owned subsidiaries (which wholly owned subsidiaries are United States corporations), with the effect that any "person"

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                  becomes the "beneficial owner," directly or indirectly, of 50%
                  or more of the outstanding shares of common stock of the Company or securities representing 50% or more of the combined voting power of the Company's voting stock or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office."

         4. A new Section 11(c) shall be added to the Employment Agreement, which shall read in its entirety as follows:

                  "(c) If at any time prior to the "DETERMINATION DATE" (as defined below) a "SECTION 11(C) CHANGE OF CONTROL" (as defined below) occurs, then in lieu of the payments provided under Section 11(b) above, Executive shall be entitled to receive the "CHANGE OF CONTROL PAYMENT" (as defined below) on the date of the occurrence of a Section 11(c) Change of Control and to acceleration of the forgiveness of the Loan contemplated under Section 4(d) hereof. Upon Executive's receipt of the Change of Control Payment in full (subject to offset as set forth in Section 11(a)), this Agreement shall be terminated automatically and Executive shall no longer be entitled to any further payments described herein except for (i) the payments required to be made pursuant to Section 11(a) following termination of this Agreement and (ii) reimbursement of expenses contemplated by Section 5(c).

                  For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "DETERMINATION DATE" shall mean December 31, 2000; PROVIDED, THAT, if a definitive agreement (as such agreement may be amended, modified or supplemented from time to time) with respect to an event which would constitute a Section 11(c) Change of Control is executed on or before August 31, 2000, or if such definitive agreement is terminated and within six months of

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         the date of such termination the Company enters into another definitive agreement with respect to an event which would constitute a Section 11(c) Change of Control with the same entity (or such entity's affiliate) that was a party to the first such agreement, then the Determination Date for purposes of determining Executive's rights under this Section 11(c) shall be the date on which the transaction contemplated by such definitive agreement is consummated.

                  (ii) "SECTION 11(C) CHANGE OF CONTROL" shall have the same meaning as clauses (i) and (ii) of the definition of "Change of Control" in Section 11(b) above and shall also include an event that results in Byron Allumbaugh, Kevin Collins, Thomas Harberts, Gabriel Nechamkin, Lief Rosenblatt, Mark Sonnino and Peter Zurkow who, as of June 29, 1999, constituted the independent directors of the Board, ceasing to constitute a majority of the independent directors then in office.

                  (iii) "CHANGE OF CONTROL PAYMENT" shall mean the sum of the greater of (I) Base Salary for the remainder of the Term (but not less than one-year's Base Salary) and (II) $5,000,000, MINUS the SUM of (A) the "in-the-money" value on the date of the occurrence of a Section 11(c) Change of Control of the options granted to Executive on June 29, 1999 under Section 4(e) hereof (I.E., 280,000 options MULTIPLIED by the DIFFERENCE between the (1) closing price of the Common Stock on the Nasdaq National Market on the last trading date immediately prior to the date of the occurrence of a Section 11(c) Change of Control (or if the transaction which triggers the Section 11(c) Change of Control is a cash tender offer, the cash tender offer per share price) AND (2) $18.30) PLUS (B) the "in-the-money" value on the date of the occurrence of a Section 11(c) Change of Control of Executive's options granted on September 22, 1999 under Section 4(e) hereof that are vested and exercisable (I.E., up to 140,000 options MULTIPLIED by the DIFFERENCE between (1) the closing price of the Common Stock on the Nasdaq National Market on the last trading date immediately prior to the date of the occurrence of a Section 11(c) Change of Control (or if the transaction which triggers the Section 11(c) Change of Control is a cash tender offer, the cash tender offer per share price) AND (2) $8.75)."

         5. A new Section 11(d) shall be added to the Employment Agreement which shall read in its entirety as follows:

                  "(d) GROSS-UP PAYMENT. In the event it shall be determined that any

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         payment or distribution of any type to or for the benefit of the
         Executive, by the Company, any of its affiliates, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of IRC ss. 280G and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "TOTAL PAYMENTS"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "EXCISE TAX"), then the Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments."

         6. Other than as amended herein, the Employment Agreement, as amended by the June 29, 1999 amendment, shall continue in full force and effect. In the event of a explicit conflict between the Employment Agreement and this Amendment, the Amendment will govern.

         7. This Amendment may be executed in counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one document.





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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE PENN TRAFFIC COMPANY

/s/ Francis D. Price                         /s/ Joseph V. Fisher
--------------------------------------       -----------------------------------
By: Francis D. Price                         Joseph V. Fisher
Title: Vice President, General Counsel